Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, entered into as of __, 2016 (the “Agreement”), by and between PAID, INC. a Delaware corporation (the “Company”), and ALLAN PRATT (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee as its President and Chief Executive Officer so that it will have the benefit of his ability, experience and services, and the Employee is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth; and

WHEREAS, as of the date of this Agreement, Employee is also causing EmergeIT, Inc., an Ontario corporation that he substantially owns and controls, to enter into a business combination with the Company for consideration that includes this Agreement and the consideration contemplated herein;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.              Employment

The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2.              Term

The period of this Agreement (the “Agreement Term”) shall commence and become effective on October __, 2016 (the “Effective Date”) and shall expire on February 28, 2020 (the “Initial Term”).  The Agreement Term shall be automatically extended for an additional year on the expiration of the Initial Term and on each subsequent anniversary of such expiration, unless written notice of non-extension is provided by either party to the other party at least one hundred twenty (120) days prior to such date of expiration or anniversary, as the case may be.  The period of the Employee’s employment hereunder (the “Employment Period”) shall commence as of the Effective Date and shall expire at the end of the Agreement Term, unless earlier terminated in accordance with the terms and conditions of this Agreement or except as otherwise set forth herein.

3.              Position and Duties

(a)           Position, Reporting.  During the Employment Period, the Employee shall serve as, and with the title, office and authority of, a President and Chief Executive Officer of the Company.  The Employee shall have such duties and authority as are normally associated with the senior officer of a corporation and any other duties reasonably assigned to the Employee by the Board of Directors of the Company.  Such duties and authority shall include the management and operation of the Company’s business.  Employee shall work from an office located at 79 Laurendale Avenue, Waterdown, ON LOR 2H3, Canada or such other office as Employee shall designate in his sole discretion.

(b)           Business Time.  During the Employment Period, the Employee agrees to devote his full business time, efforts and skills to the performance of his duties and responsibilities under this Agreement.  Subject to Section 7 hereof, the Employee shall not be precluded from devoting reasonable periods of time to participate in professional, philanthropic or community activities; provided that such activities do not significantly interfere with the Employee’s regular performance of his duties and responsibilities hereunder.

4.              Compensation and Benefits

In consideration of the services rendered by the Employee during the Employment Period, and subject in all respects to the terms and provisions of this Agreement, the Company shall pay or provide the Employee the compensation and benefits set forth below:

(a)           Base Salary.  During the Employment Period, the Company shall pay the Employee a base salary at the rate of One Hundred Eighty-Five Thousand Dollars (US$185,000.00) per annum (the “Base Salary”).  The Base Salary, minus any Provincial, federal, state and local payroll taxes and other withholding legally required or properly requested by the Employee shall be paid in accordance with the normal payroll practices of the Company.  The Base Salary may be reviewed from time to time by the Board of Directors of the Company for possible merit increases, but shall not be decreased.

(b)           Bonus. The Employee will be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Employment Period as the Board of Directors of the Company may determine on the basis of the Employee’s performance and other criteria that the Board deems appropriate.  Such bonus compensation may be in the form of cash, equity awards or both.

(c)           Equity Compensation.  In addition to equity bonuses described above, Employee shall be eligible for stock or stock option awards pursuant to any equity incentive program or plan adopted by the Company for its employees generally.

(d)           Benefits.  The Employee shall be entitled to participate in the employee and fringe benefit plans and programs of the Company in which employees of the Company are generally eligible to participate from time to time during the Employment Period, subject to and on a basis consistent with the terms, conditions, eligibility requirements and overall administration of such plans and programs.

(e)           Business Expenses.  The Company shall reimburse all reasonable business expenses and disbursements incurred by the Employee in the performance of his duties under this Agreement in accordance with the Company’s normal practices and procedures, with proper accounting therefor.  Without limiting the generality of the foregoing, all business travel expenses, client and investor entertainment expenses and airline ticket upgrades shall be reimbursed.

(f)           Automobile.  Employee shall receive (i) US$600.00 per month as an automobile allowance that can be applied against the purchase or lease of an automobile of Employee’s choosing and (ii) monthly reimbursement in accordance with rates under applicable tax laws.

5.              Termination of Employment

The Employment Period and the Employee’s employment hereunder shall be terminated upon the occurrence of any of the following events, subject to the provisions of this Agreement applicable to termination of employment, as follows:

(a)           Resignation.  The Employee may voluntarily terminate the Employment Period and the Employee’s employment hereunder by giving the Company thirty (30) days’ advance written notice of such termination.

(b)           Termination For Cause.  The Company may terminate the Employment Period and the Employee’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of one of the following: (i) fraud or willful or intentional misrepresentation or misconduct in connection with the Employee’s performance of his duties hereunder or (ii) willful, intentional or tortious conduct by the Employee that is detrimental to the Company’s business operations in a material respect.  Prior to termination for Cause pursuant to this Section 5(b) the Company shall provide the Employee written notice of such grounds for termination and the Employee shall have thirty (30) days following the date of such written notice to respond, which may include correcting his alleged conduct.  If the Employee takes action to cease or correct said Cause within the 30 day period and such action in fact ceases or corrects the Cause, then Cause for termination shall not be deemed to exist.

(c)           Termination Without Cause.  The Company may terminate the Employment Period and the Employee’s employment hereunder without Cause (“Termination Without Cause”) at any time by giving the Employee thirty (30) days advance written notice of such termination and payment of the amounts specified in Section 6 below.

(d)           Disability.  The Employment Period and the Employee’s employment hereunder shall terminate upon his Disability.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his essential duties to the Company, with or without accommodation, on account of physical or mental illness or incapacity for a period of six consecutive months, or for a period of eight months, whether or not consecutive, during any 12-month period.  The Employee’s employment hereunder shall be deemed terminated by reason of Disability on the last day of the applicable period.

(e)           Death.  The Employment Period and the Employee’s employment hereunder shall terminate upon his death.

6.              Rights Upon Termination

In the event the Employee’s employment hereunder is terminated during the Initial Term, the Employee shall have the rights provided below.

(a)           “Good Reason Termination” means:

i.	A material diminution in Employee’s authority, duties or responsibilities;

ii.	A change in the geographic location at which Employee is to perform services; or

iii.	Any action or inaction that constitutes a breach by the Company of this Agreement;

provided, however, that for Employee to terminate his employment hereunder for Good Reason, he must provide not less than fifteen (15) days prior notice to the Company. If the Company does not cure the event constituting Good Reason within fifteen (15) days following receipt of such notice, Employee’s termination date shall be the day immediately following the end of such fifteen-day period, unless the Company provides for an earlier termination date.

(b)           Termination by the Company Without Cause or by the Employee for Good Reason.  In the event that the Employee’s employment hereunder is terminated by the Company during the Initial Term as a Termination Without Cause or Employee terminates his Employment For Good Reason during the Initial Term, the Company shall pay the Employee: (i) any earned but unpaid Base Salary through the date of termination, (ii) any unpaid automobile allowance and unreimbursed business expenses as of the date of termination under Section 4(e) and (f) hereof, (iii) any amounts or benefits to which Employee is then entitled to pursuant to Section 6(d) below and (iv) a lump sum severance payment equal to three times his compensation set forth as base salary and bonus in Section 4(a) and 4(b) until Employee’s second anniversary, and thereafter during the Initial Term for a lump sum severance payment equal to three times his base salary set forth in Section 4(a) only.

(c)           Payout.  The foregoing amounts shall be paid to Employee not more than thirty (30) days following date of termination of employment solely out of Company’s available cash, provided that all amounts shall be paid no later than the payout date required pursuant to IRC 409A.  All amounts are in U.S. Dollars.

(d)           Non-Renewal; Resignation; Termination for Cause; Death; Disability.  In the event that the Employment Period and the Employee’s employment hereunder is (i) not renewed pursuant to Section 2 hereof, or (ii) terminated by resignation of the Employee as provided in Section 5(a), or (iii) terminated by the Company for “Cause,” the Employee shall not be entitled to receive, and the Company shall have no obligation to provide, any severance payments, bonus, or benefits under this Agreement; except that the Company shall pay the Employee: (i) any earned but unpaid Base Salary through the date of termination  (ii) any unreimbursed business expenses as of the date of termination under Section 4(e) hereof and (iii) any other amounts or benefits to which the Employee is entitled pursuant to Section 6(d) below.

In the event that Employee’s employment is terminated as a result of death or Disability, the Company shall pay Employee or his estate, as the case may be, a severance payment equal to six (6) month’s base salary at the then current base salary.

(e)           Other Obligations.  The benefits payable to the Employee under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and upon termination of employment, the Employee will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms and conditions of such plans, programs and arrangements.  Any stock options or other equity awards pursuant to any compensation plan of the Company that are not vested as of the date that employment terminates shall have their vesting accelerated and shall be deemed to be fully vested as of such employment termination date.

7.              Restrictive Covenants

(a)           Nondisclosure of Confidential Information.

(i)           The Employee acknowledges that during the course of the Employee's employment with the Company, the Employee has had or will have access to and knowledge of certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Employee hereby agrees and acknowledges that the Employee owes a duty to the Company not to disclose, and will not communicate, publish or disclose, to any person Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Employee's duties hereunder in the discretion of Employee, provided that Employee is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process.  For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, employee information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records and financial information, in each case whether or not reduced to writing or stored electronically.  Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company.

(ii)           The Employee acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Employee have any ownership interest therein.  In that connection, the Employee hereby irrevocably assigns, transfers and conveys to the Company all of his  right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Employee may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property.  The Employee agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Employee will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it.

(b)           Non-Compete.  During the Employment Period and continuing for a period ending two (2) years following the termination of such Employment Period for any reason, Employee shall not directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of, a Restricted Business in the Territory (each as defined below), or (ii) induce or attempt to induce any established customer of the Company to cease or decrease the level of doing business with the Company or and/or in any way interfere with the relationship between any such customer and the Company.  Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if the Employee is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.  For purposes of this Agreement, “Restricted Business” shall mean (a) the business of providing on-line package shipping services as conducted by the Company in the (1) year period immediately preceding the date of employment termination to (b) small businesses and retail customers based within the United States and Canada (the “Territory”).  For purposes hereof, “Person” means any natural person or any business entity.

(c)           Survival.  The provisions of this Section 7 shall be applicable during the Employment period and shall survive for a period of two years after the termination of the Employment Period.

(d)           Enforcement.  The Employee acknowledges and agrees that the provisions of this Section 7 are reasonable and necessary for the successful operation of the Company.  The Employee further acknowledges that if he breaches any provision of this Section 7, the Company will suffer irreparable injury.  It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages.  If any provision of this Section 7 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.  If any provision of this Section 7 is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 7 (or any portion thereof).  For purposes of the restrictions of this Section 7, references to the “Company” include reference to its subsidiaries and affiliates.

8.              Successors and Assigns

(a)           This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  Except as provided above, this Agreement shall not be assignable by the Company to any person without the prior written consent of the Employee.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  The Employee’s obligations under this Agreement shall not be assignable by the Employee.

9.              Representations

The Employee represents and warrants that his entering into this Agreement and his employment with the Company will not be in breach of any other agreement with any current or former employer and that he is not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  The Employee understands that the Company has relied on this representation in entering into this Agreement.

10.              Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and cancels and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, except to the extent specifically provided herein.  Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Employee.  The Company represents that there are no other agreements with the Company or other undertakings to or for the Company which have been executed by the Employee other than as expressly set forth herein.

11.              Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

12.              Tax Withholding

All compensation paid to the Employee under this Agreement shall be subject to all applicable income tax, employment tax and all other Provincial, federal, state and local tax withholdings and deductions.

13.               Waiver of Breach

The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

14.              Notices

All notices which may be necessary or proper for either the Company or the Employee to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Employee at:  the Employee’s then-current address as listed in the Company’s payroll records or at such other address as may be provided to the Company for this purpose, and shall be sent in the manner described above to the Paid, Inc., Attention Chairman of the Board of Directors, 200 Friberg Parkway, Westborough, Massachusetts 01581 and shall be deemed given when sent, provided that any notice given under Section 5 hereof shall be deemed given only when received.  Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

15.              Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the Province of Ontario, without giving effect to the principles of conflict of laws thereof.

16.           Attorneys’ Fees

In the event that the Company is required to bring any legal action to enforce the terms of this Agreement, it shall, in addition to any other remedies available to it, be entitled to reasonable attorneys’ fees and costs from Employee, at both the trial and appellate levels, regardless of whether such action is prosecuted to completion.

17.           Dispute Resolution

(a)           In the event the parties hereto are unable to mutually resolve any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, but not limited to, (i) any claim based on contract, tort or statute and (ii) any claim by the Company to enforce the covenants and seek the remedies set forth in this Agreement through the courts as it deems necessary or desirable in order to (A) protect its confidential or proprietary information or (B) prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage, such dispute, controversy or claim shall be resolved by litigation; in that connection, each of the parties hereby consents to the exclusive jurisdiction of the courts located Toronto, Ontario Canada, and agrees that venue is proper in any of such courts.  Each of the parties hereto further waives personal service of any and all process upon it, and consents that all such service of process be made by registered or certified mail.  Service so made shall be deemed to be completed five (5) business days after mailing, postage prepaid.

(b)           EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY, and consents to any and all relief ordered by the court, after the time for appeal has expired.

18.               Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company and the Employee have executed this Employment Agreement as of September __, 2016.

THE EMPLOYEE:

________________________________
Allan Pratt

THE COMPANY:

PAID, INC.

By: _____________________________
Name:  Austin Lewis
Title:  ___________________________